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                                                                    EXHIBIT 10.6


                             TAX-SHARING AGREEMENT
                             ---------------------


THIS AGREEMENT (the "Agreement") dated as of April 1, 1993 between NSG Holding USA, Inc. (NSG) and Epitaxx, Inc. (Epitaxx) both of which are members of an affiliated group of domestic corporations (hereinafter such affiliated group shall be referred to as the NSG Group).



                                  WITNESSETH:


WHEREAS, NSG is the common parent of the NSG Group; and

WHEREAS, Epitaxx is a member of the NSG Group; and

WHEREAS, the NSG GROUP, has elected to file consolidated federal and state income tax returns ("Consolidated Return") and wishes to make provisions therefore and to agree with respect to certain other matters related to such filings.

NOW, THEREFORE, in consideration of the promises and of the agreements herein Set forth, NSG and Epitaxx hereby agree as follows:

(1) Epitaxx will join in the Consolidated Return to be filed by NSG on behalf of the NSG Group for the taxable year ended March 31, 1994 and for all subsequent tax periods to the extent the Epitaxx is eligible to join in such return under the provisions of the applicable tax laws. NSG and Epitaxx will not elect to file separate return for such periods.

(2) Epitaxx agrees to furnish NSG with any and all information requested by NSG in order to carry out the provisions of this Agreement. NSG agrees to furnish to Epitaxx any and all information requested by Epitaxx in order to carry out the provisions of this Agreement.

(3) Epitaxx will cooperate with NSG in filing any return or consent contemplated by this Agreement and agree to take such action as NSG may reasonably request.

(4)  A)   In the event that NSG files a Consolidated Return for any period ending subsequent to March 31, 1994 which includes Epitaxx, then Epitaxx agrees to pay to NSG an amount equal to the income tax liability which Epitaxx would have incurred had it filed an income tax return on a separate basis for such period. Said payment shall be due on the 15th day of the fourth, sixth, ninth and twelfth month of taxable year if quarterly estimated taxes are required, otherwise a settlement will be required when the tax return in filed.

     B) If, for any period that Epitaxx is included in a Consolidated Return, Epitaxx, on a separate return basis, has a net tax loss or has tax credits in excess of its tax liability, NSG shall pay Epitaxx an amount equal to any refund which would have been received by Epitaxx had it filed on a separate return basis for such period. Said refund shall be due when the return is filed.
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     C)   For purposes of this section the amount of Epitaxx's separate income tax liability shall be computed to include carryovers and carrybacks of losses, credits, or deductions computed as though no Consolidated Return had been filed in any year, notwithstanding that there is no carryover or carryback, or there is a larger or smaller carryover or carryback as a result of filing a Consolidated Return.

(5) The computation of the amount of income tax liability of Epitaxx for any period in which they joined in a Consolidated Return of the NSG Group shall be adjusted consistent with any adjustments made by the relevant tax authorities to the taxable income, loss, or tax credits of such company, and any additional amounts which are payable to or by NSG on account of such adjustments shall be paid promptly, including interest, if any, in the amount that would have been required by the taxing authority.

(6) Any income tax deficiencies or refund claims which arise with respect to consolidated tax liability of the NSG Group and which are attributable to Epitaxx, Epitaxx shall have the right at their own expense, to require NSG to contest any such adjustment of such Consolidated Return in such administrative and judicial forums as Epitaxx deems appropriate.

(7) NSG shall have the right to make any and all elections permitted by law with respect to the treatment of items of income, deduction, or credit for it and Epitaxx. Epitaxx shall have the right to make any and all elections permitted by law with respect to the treatment of items of income, deduction, or credit in computing their separate tax liabilities. However, if any such election which Epitaxx wishes to avail themselves in determining their separate income tax liability for any period would require any notice to or any filing with any governmental agency or body, then in order to make such election Epitaxx must give such notice to or make such filing with NSG within the time and in the manner prescribed by law.

(8) For the purposes of this Agreement, all computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the tax liability, any loss, credit, or deduction, statutory tax rates for a year, interest payments, and adjustment) shall be based on the conclusions of independent public accountants for the NSG Group with Epitaxx's approval of said conclusions.

(9)  Successors
     ----------

     This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including, but not limited to, any successor of NSG or any Group member succeeding to the tax attributes or either under Section 381 of the Internal Revenue Code), to the same extent as if such successor had been an original party to this Agreement.


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(10) This Agreement shall be governed and construed in accordance with the laws of New Jersey and shall be binding on the successor and assigns of the parties hereto.

(11) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written agreements, memoranda, negotiations, and oral understandings, if any, and may not be amended, supplemented, or discharged except by performance or by an instrument in writing signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                    NSG Holding USA, Inc.



                                    By:  /s/ Yoshihiro Matsuda


                                    Epitaxx, Inc.


                                    By:  /s/ James D. Coleman



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